Exhibit 99.2

Cambium Learning Group, Inc.

2Q 2016 Earnings Conference Call

August 11, 2016

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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C O R P O R A T E   P A R T I C I P A N T S

Scott McWhorter, General Counsel and Corporate Secretary

John Campbell, Chief Executive Officer

Barbara Benson, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Neil Weiner, Foxhill Capital

AJ Guido, GoldenTree Asset Management

Erik Jacobsen, Hudson Wealth Management

P R E S E N T A T I O N

Operator:

Good day ladies and gentlemen, and welcome to the Cambium Learning Group, Inc. Second Quarter 2016 Earnings Conference Call.  At this time, all participants are in a listen-only mode.  Later, we will conduct a question-and-answer session and instructions will follow at that time.  If anyone should require assistance during the conference, you may press star, then zero, on your touchtone telephone.  As a reminder, this conference call is being recorded.

I would now like to introduce your Host for today’s conference, Mr. Scott McWhorter, General Counsel and Corporate Secretary.  Mr. McWhorter, you may begin.

Scott McWhorter:

Thank you, and welcome everyone to Cambium Learning Group’s Second Quarter 2016 Earnings Conference Call.  I’m Scott McWhorter, Cambium’s General Counsel.  With me today are John Campbell, Cambium Learning’s Chief Executive Officer, and Barbara Benson, Chief Financial Officer.

Statements made on this call, including those during the question-and-answer session, may contain forward-looking statements that are subject to risks and uncertainties.  Please refer to the Safe Harbor statement included in today’s press release as well as Cambium Learning Group’s periodic filings with the SEC for a complete discussion of the risks and uncertainties that could cause actual results to differ materially from those expressed today.

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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We will be discussing certain non-GAAP financial results, including Bookings, Adjusted EBITDA, and Cash Income.  The press release and Form 10-Q issued earlier today contain the reconciliation of these non-GAAP financial results to the most comparable GAAP measures.  Because of the high percentage of amortization expense, deferred revenue and other non-cash, non-operational items in our reported GAAP income, we report these non-GAAP measures as key performance metrics.  Management believes these metrics help portray the underlying trajectory of the business and give you a view of operations from Management’s perspective since these are the metrics used internally to assess performance.

Now, it is my pleasure to turn the call over to John Campbell.

John Campbell:

Thanks Scott.  Good morning everyone, and thank you for joining us today.  Let’s discuss our performance and accomplishments this quarter.  The first half results that we reported this morning demonstrate growth and demand for our technology-enabled solutions, particularly at Learning A-Z and ExploreLearning, both of which had strong Bookings, Adjusted EBITDA, and Cash Income performances in the second quarter.  Our Voyager Sopris Learning segment results are trending lower than our outlook, in part because of the shift in the timing of customer purchases toward the second half of the year.  While we are lowering our forecast for this segment, our strategic transformation continues on course.  Company-wide, we are now getting more deeply into the strongest selling season of the year and we are building toward a strong overall 2016 performance.

Let’s look at our segment performance.  Learning A-Z, the standard-bearer of our digital transformation, accelerated to Bookings growth to 28% in the second quarter, gaining momentum, as we expected, as we near the back-to-school season and bringing year-to-date Bookings growth to 13%.  As you might recall, we implemented a price optimization at the beginning of the year, and this is being accepted well by our customers since Learning A-Z offers substantial value.

Customer reception of our Q1 launch of an enhanced Science A-Z solution has been strong.  Science A-Z is a dynamic online resource that integrates science and reading into one curriculum, with enhancements that allow kids to think and act like scientists in a whole new way.

We have seen success by offering Learning A-Z solutions through collections.  We offer five cross-sectional and one complete bundle through this marketing tool that packages our products together in ways that make sense for our teachers.  For example, our Language Arts collection contains a wealth of personalized reading resources on Reading A-Z and Raz-Kids, leveled writing lessons and tools in Writing A-Z, and vocabulary support in Vocabulary A-Z, making it easy to provide a comprehensive English Language Arts curriculum.  We have also seen strong acceptance this year of our English Language Learner resources which we often market and sell as part of our ELL collection with Reading A-Z and Raz-Kids.  Collections make it easier for teachers and districts to purchase what they need together in one transaction and leverage our Kids A-Z online portal introduced in Q3 of 2014.  You can see other collections in our online store.

We just had our Learning A-Z summer sales meeting with the entire team, and they are especially excited about our opportunities throughout the world because we are launching RazPlus which combines our two top selling products, Reading A-Z and Raz-Kids, into one easy-to-use solution.

Learning A-Z continues to win awards, recently capturing two coveted Software and Information Industry Association CODiE Awards.  Headsprout was awarded Best Pre-K/Early Childhood Learning Solution,

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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and Raz-Kids was awarded Best Solution for Special Needs Students.  With these two awards, Learning A-Z has now received 13 awards this year for six different products.

As we have said, 2016 is a year of investing in solutions, particularly those that put technology directly into students’ hands.  Every month, we are releasing improvements to strengthen our product websites in order to better serve teachers and students.  For example, we recently added a Toolbox, a Word Journal, and a Reflection Journal to our e-books to enhance student interactivity with the book, a collection of resources for learning centers, and the addition of an e-version of Science in the News to our Science A-Z product.

Our focus at Learning A-Z for the second half of 2016 is to continue to invest in development, marketing, and sales to support rapid top line growth.  Pursuant to our technology strategy, Learning A-Z is on track to become our largest segment in terms of Bookings this year, extending its 12-year record of growth.

Voyager Sopris Learning, where we are enacting a technology-driven transformation, saw a Bookings decrease of 18% in the first half of the year, and 21% in the second quarter.  Importantly, LANGUAGE! Live, this segment’s flagship technology-enabled solution, enjoyed robust growth of over 80% in the second quarter, and we believe it will garner strong Bookings in the second half of 2016.  We were pleased that our LANGUAGE! Live program won a 2016 Association of American Publishers REVERE Award in the category of “Classroom Supplemental Resources for Learners with Additional Educational Needs.”

One of Voyager Sopris Learning’s most important initiatives is marketing our recently introduced Velocity product, which is a new, comprehensive English Language Arts program designed to help readers in grades K-5 rapidly achieve grade level proficiency.  Velocity is different from other solutions in many ways.  It is focused on the idea of personalized instruction, looking at content differently. Instead of typical branching adaptivity, it breaks down the learning process into its most fundamental components with a new level of granularity, and generates on-the-fly personalized instruction for a student.

Because Velocity is so different from other products, Voyager Sopris is using a summer pilot program to get as many schools and classrooms as possible using this solution.  While this does not immediately result in Bookings growth, it does create a pool of customer prospects and does raise awareness and familiarity with Velocity, which is expected to support long-term adoption.  Forty-eight districts plus some individual classrooms are participating in the summer pilot program.  We are seeing lots of positive reactions so far to the program from customers at our pilot sites and from the industry.  At the recent ISTE Conference in Denver, Technology & Learning magazine named Velocity one of the winners of its Best in Show award, which honors great products showcased at the conference.

In June, we launched major new releases for our Kurzweil 3000 solution.  This update is designed to increase students’ reading and writing options, delivered to them through a reimagined and easy-to-learn interface that will also be easy to use for teachers and to make access to key tools possible offline.

Voyager Sopris’ Language Essentials for Teachers of Reading and Spelling, or LETRS, product was also recently cited as a key contributing factor in significantly improving children’s literacy in the State of Mississippi. LETRS provides the deep foundational knowledge necessary to understand how students learn to read, write, and spell and why some of them struggle.

A Mississippi Department of Education study, Strong Readers Equals Strong Leaders, which measures how the state’s Literacy Based Promotion Act of 2013 has performed in improving statewide test scores, has documented the integral role played by LETRS used by its K-3 teachers beginning with the 2014/15

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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school year. Mississippi has been the lone state in the United States to see increased reading levels over this period of time against most other states that showed decreased levels.  This is a tremendous accomplishment for teachers and students, and is enormously rewarding for Voyager Sopris Learning.

For the second half of the year, at Voyager Sopris Learning, our focus remains on the execution of this segment’s transformation through technology, specifically on sales and marketing.  Based upon the positive feedback we are receiving from teachers and students on our technology-enabled solutions like LANGUAGE! Live and Velocity, we know we are doing the right things and are therefore confident in the direction we’re going in.

Changing the DNA of a business is not simple, and the financial returns are not as immediate as we would like.  Bookings for Voyager Sopris Learning fell below our expectations for the first half of the year and we are therefore adjusting down our 2016 outlook.  Voyager Sopris’ second half 2016 performance will depend on, first, how much traction we make with the California adoption of LANGUAGE! Live.  As mentioned in previous calls, the adoption is not a funded adoption.  It is rather what we refer to as a hunting license.  We will continue to expect a bigger impact from it in 2017 since many schools will focus on core products rather than intervention for the first year.  But we have had wins like Elk Grove that we announced last quarter, so we do expect some exciting wins in the second half of the year.

Secondly, Voyager Sopris Learning’s success depends on the timing of the conversions of the Velocity pilots to purchases.  We did not expect a significant portion of our 2016 Bookings to come from the new Velocity product, but the use of the pilot program which we believe is beneficial for long-term success, has created some delays to its top line contribution.  We expect to gain momentum in the second half of the year as we enter the back-to-school selling season, which we believe will drive the full year to improved Bookings performance over 2015’s decline of 7%.  Depending in part on traction we get with the California adoption and Velocity, there is still some possibility that we will see some slight growth, 1% to 2%, this year.  We continue to be committed to transforming Voyager Sopris Learning, and we consider a return to Bookings growth as one of the key indicators of our success.  We are completely focused on execution and the achievement of this objective.

Our ExploreLearning segment grew Bookings 40% in the first half of the year and 29% in the second quarter.  ExploreLearning recently picked up an SIIA CODiE award for Reflex, which won Best Educational App for a Mobile Device.  Reflex was also one of the winners of the Tech & Learning magazine Best in Show awards at the 2016 ISTE Conference. Gizmos continues to perform very well with strong momentum after its upgrade to HTML5 earlier this year.  Improvements to both ExploreLearning Gizmos and Reflex are constant, but it has been especially enjoyable for us to roll out the additional Algebra Gizmos.

Algebra is a real pain point for many students and it is a graduation requirement for virtually all high school students.  How great it is when we can make a real impact for those students who are not enjoying learning but instead feel burdened by it.  Our new Algebra Gizmos go a long way in helping those students be successful.  We continue to expect 2016 to be a strong growth year for this segment, and in the second half, we’ll continue to invest in new Gizmos, additional Reflex enhancements, and continued development toward a new product, set for launch in 2018.

To sum up, first half results demonstrate growing demand for our technology-enabled solutions and the results of the development, marketing, and sales initiatives that support our technology-enabled transformation.  Cambium Learning’s core beliefs are that every learner has untapped potential; that the teacher is central and important as the foundation of learning; and that data, instruction, and practice

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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drive improvement.  Our aim is to help every learner reach his or her full potential.  The back-to-school selling season is already underway and our momentum is building.

For the rest of the year, we are driving growth at Learning A-Z, with this segment set to become our largest in terms of volume, and also, at ExploreLearning, which should significantly accelerate last year’s growth rate.  We are driving transformational execution at Voyager Sopris Learning as evidenced by LANGUAGE! Live’s success.  We expect to exit 2016 with our higher margin technology-enabled solutions approaching roughly 75% of our total volume, building a foundation for expanding margin and dollar growth in Adjusted EBITDA and Cash Income as we near completion of our transformation.

Now, I’ll turn the call over to Barbara for a review of the financials and more detail on our outlook.  Barbara?

Barbara Benson:

Thanks John.  Good morning everyone.  First, as we have frequently stated, our business is highly seasonal.  The first and second quarters represented only 34% of our volume last year.  The third quarter is our most important quarter as it kicks off back-to-school buying.  Therefore, first half and Q2 results should not be considered necessarily indicative of full-year results or trending.  With that said, let’s review Q2 numbers starting with Bookings.

Bookings for the first half of 2016 were $52.9 million, compared to $54.0 million for the first half of 2015, for a decline of 2%.  The Learning A-Z segment gained a lot of momentum in the second quarter, with Bookings growth of 28% compared to last year’s Q2, as the benefits of the pricing increase and expanded sales and marketing investments start to show results.  This brings year-to-date Bookings growth at Learning A-Z to 13%.  Learning A-Z represented 38% of the Company’s year-to-date volume.

Voyager Sopris Learning represented 48% of the Company’s year-to-date volume.  Bookings for Voyager Sopris Learning declined 21% in the second quarter of 2016 compared to the second quarter of 2015, bringing the year-to-date Bookings decline versus prior year to 18%.  Many school districts delayed planned purchases to the back-to-school season so we expect improved momentum as we kick off the second half of the year.

Within the Voyager Sopris Learning segment, where a key aspect of our strategy is to transition to more digital solutions, we had 21% of our year-to-date 2016 Bookings mix come from these technology-enabled solutions, which is consistent with the first half of 2015.  Most of the significant LANGUAGE! Live and other technology-enabled sales typically occur closer to the start of the new school year, so we expect that mix percentage to increase in the second half and end up close to 40% for the full year.

During the second quarter, Voyager Sopris Learning’s technology-enabled products began their upward trajectory with growth of 18% in Q2 versus the prior year’s second quarter.  LANGUAGE! Live drove much of the quarter-over-quarter improvement with Bookings growth of over 80% in second quarter 2016 versus second quarter of 2015.  Year-to-date, technology-enabled solutions for Voyager Sopris Learning were down 17%, and LANGUAGE! Live was down slightly, although as mentioned, the back-to-school season is really the more interesting season for these products. Voyager Sopris Learning’s legacy and print-based Bookings are down 29% for the quarter and 18% year-to-date compared to prior year, declining as expected.

ExploreLearning continued to perform strongly with Bookings growth versus prior year of 29% for the second quarter and 40% for the year-to-date period.  As mentioned on previous calls, we had some sales

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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that we expected in Q4 2015 that got delayed and therefore positively impacted first quarter 2016.  ExploreLearning represented 14% of the Company’s year-to-date volume.

Company-wide, technology-enabled products made up 62% of Bookings mix in the first half of 2016, compared to 54% in the first half of 2015.  We expect that approximately 75% of our mix will come from technology-enabled products for the full year.  For the first half of the year, Bookings for technology-enabled solutions grew $3.4 million, or 11%, compared to the first half of 2015.

GAAP net revenues for the first half of 2016 grew $3.8 million, or 6% to $72.8 million.  A large portion of GAAP revenues for the first half of the year represents the recognition tail of prior year Bookings.

Costs and expenses, excluding depreciation and amortization, increased around 7% for the first half of 2016 compared to last year, up in line with expectations as we make investments in development, marketing, and sales to support full-year growth.

Adjusted EBITDA increased $0.4 million with the increase in GAAP revenue mostly offset by the higher costs.  With revenue improving but costs increasing at a slightly higher pace in the first half of 2016, EBITDA margin was 75 basis points lower than the first half of 2015.

Capital expenditures were $10.8 million for the first half of 2016, up 9% from $9.8 million in the first half of 2015; $9.1 million of this amount was spent on product development, with the remaining smaller portion on general expenditures.

Cash Income was a $10.4 million loss in the first half of 2016, compared to the $6.8 million loss in the first half of 2015.  It is normal for us to operate with a cumulative Cash Income loss until the third quarter due to seasonality.  The unfavorable year-over-year variance is driven by a combination of factors previously mentioned, including lower year-to-date Bookings, planned higher expenses as we make investments to support growth, and planned higher capital expenditures.  Our costs move in a more linear fashion than Bookings.  Because we are so highly seasonal, we make investments and add resources that increase costs early in the year, but the bulk of the top line growth is in the last half of the year.

Interest expense was $3.7 million in the first half of 2016, compared to $7.3 million in the first half of 2015, with the December 2015 refinancing of our debt cutting our interest expense approximately in half.  The lower interest expense drove improved net income, which was $3.7 million for the first half of 2016, compared to a net loss of $0.5 million for the first half of 2015.

Cash and cash equivalents at June 30 were $4.9 million.  Cash provided by operations excluding interest payments was $1.6 million in the first half of 2016, compared to net $0 in the first half of 2015.  The timing of working capital cash flows, including accounts receivable, provided favorability in 2016 versus 2015.  Cash interest payments were $3.2 million in the first half of 2016, compared to the $6.8 million we paid in the first half of 2015 for the semi-annual interest payments on our now extinguished 9.75% notes.

During the second quarter, borrowings and repayments on our revolving credit facility offset, leaving us with $10.5 million outstanding, consistent with the first quarter, and we paid just under $1.0 million of scheduled amortization payments on our term loans, bringing the year-to-date scheduled repayments to $1.9 million.  Our total outstanding principal amount of term loan and revolver debt at June 30, 2016 is $113.6 million.

I’ll close with our 2016 outlook, starting with Bookings by segment.  For Learning A-Z, we began to see solid growth in the second quarter and expect full-year strong double-digit Bookings growth of

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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approximately 20%, which is unchanged from our previous guidance.  Learning A-Z will likely become our largest segment in terms of Bookings in 2016.

Full-year Bookings for Voyager Sopris Learning will depend heavily on several factors as discussed by John.  Because of low visibility surrounding these factors and because Voyager Sopris Learning had a slower first half than we expected, we are lowering our full-year outlook for this segment.  We still believe we will see improved performance versus last year’s 7% decline and it is still possible that we will see slight growth, perhaps 1% to 2%, which is the objective we are working toward.  Performance in the important third quarter will help us refine the estimate and we still expect to see solid growth of the newer and technology-enabled solutions as we continue to make progress on the turnaround at Voyager Sopris Learning.

ExploreLearning has had two strong quarters of Bookings growth, with both the Gizmos and Reflex product lines performing well.  The most important quarter is still in front of us and we are leaving the forecast range consistent at 10% to 20% Bookings growth.

Taking the above segment expectations into consideration, we expect overall Cambium Bookings for the full-year 2016 to grow between 7% and 12%.  We expect 2016 orders of technology-enabled products to contribute approximately 75% of total Bookings.  Specific to Voyager Sopris Learning, we expect Bookings from technology-enabled products to make up approximately 40% of this segment’s mix in 2016.

Our plans for 2016 capital expenditures are unchanged and are expected to range between $21 million and $22 million, with $18 million to $19 million devoted to product development plans and roughly $3 million of general capital expenditures.  By segment, product development capex breaks out as roughly $8 million at Learning A-Z, roughly $7.5 million at Voyager Sopris Learning, and roughly $2.5 million at ExploreLearning.

We expect Cash Income dollars to grow and for the Cash Income margins to remain flat or expand slightly depending on Bookings performance.  As mentioned in previous calls, our focus in 2016 will be on top line growth.

By segment, Learning A-Z Cash Income margins are expected to remain approximately consistent with 2015 margins, as Learning A-Z will continue to make aggressive investments in development, marketing, and sales to fuel future growth.  Therefore, Cash Income dollars should increase at approximately the same percentage as the Bookings increase.

Voyager Sopris Learning is expected to maintain the more effective cost structure that benefited its 2015 results while focusing in 2016 primarily on returning to growth as quickly as possible.  We have made and will continue to make investments, especially in sales and marketing, to fuel the success of the newer and technology-enabled solutions.  Cash Income margin will depend heavily on top line performance and could be down several percentage points or up slightly depending on that performance.

ExploreLearning Cash Income margin is expected to grow slightly in 2016 as this segment gains scale but continues to invest aggressively in development, marketing, and sales.

We expect GAAP net revenues to grow at a lower percentage than Bookings due to the continued transition to technology products recognized over the subscription periods.  Taking that into consideration, along with the planned growth investments in all segments, we expect Company-wide Adjusted EBITDA margins to remain relatively consistent with 2015, with Adjusted EBITDA dollar growth

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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to track with net revenue year-over-year growth.  Adjusted EBITDA for Voyager Sopris is expected to be especially impacted by slower revenue recognition as the mix trends to technology-enabled products that are recognized over time rather than upfront like the legacy print products.

We expect cash paid for interest to be roughly $6.5 million and total interest expense including the non-cash amortization of debt issuance costs and upfront fees and capitalized interest to be roughly $7.5 million.

With that, I’d like to move on to our Q&A session.

Operator:

Thank you. Ladies and gentlemen, if you have a question at this time, please press star, then one, on your touchtone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  One moment for questions.

Our first question comes from Neil Weiner from Foxhill Capital.  Your line is open.

Neil Weiner:

Good morning, John and Barbara.  How are you?

John Campbell:

Good morning.

Neil Weiner:

Question first on Voyager; are you seeing increased competition from the refreshed Read 180 product affecting your outlook or is it more of timing of LANGUAGE! Live and the continued decrease in Bookings of the legacy products?

John Campbell:

The latter, and to just underline the latter, if you take a look at LANGUAGE! Live growing a little over 80% in the second quarter so I can’t see increased competition hurting LANGUAGE! Live just by that example.  Secondly, we have a pretty strong pipeline throughout Voyager Sopris Learning, to be quite frank.  The issue is the timing of it, and as you know, so far, we’re through the first half of the year that we’re reporting on which really is not the most important part of the year for our seasonal business.  So to answer your question, do we see increased competition from Read 180 affecting us in any way?  I would say no.  Do we see some delay in sales moving into the second half of the year?  I’d say yes.  Do we feel like we have a pretty good pipeline particularly for LANGUAGE! Live, whether it be in California or anywhere else?  The answer is yes.  So really, it’s a story for us right now of planning to have a big Q3.

Neil Weiner:

Got you.  Just as kind of a more strategic question, how are you thinking as you move more towards technology-enabled products, your marketing and your sales channel versus the way you used to do it with the print-based products?

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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John Campbell:

Yes.  It has to change dramatically and that’s what we’ve been working on the last three years.  I always look at it as a three-legged stool: development, marketing, and sales.  When you’re changing from what has traditionally been an ink-and-paper business to one that leverages technology to make a difference for kids, you change all parts of the Company.  What we’ve seen is an ability to create products that are technology-enabled that help kids be more successful, pointing specifically at LANGUAGE! Live and now Velocity, but we also have to make a lot of changes and continue to make a lot of changes in marketing and sales and implementation, and that continues.  We recently hired a new VP of Marketing for Voyager Sopris Learning that brings years of experience, Ileana Rowe.  Some of her experience includes having worked at Learning.com for example.  So what we need to do is strengthen our entire organization in talent that understands there’s a difference in not building and not selling what is essentially episodic solutions, but solutions that change every day to make them better for kids and teachers.

Neil Weiner:

Do you intend to change in terms of sales channel—more to internal sales and less devoted to field sales?  How do you see that change in sales channel occurring as you go forward with these new products?

John Campbell:

I don’t think there’s a huge change other than we would like to continue to increase our investment in inside sales.  The reason for that is there are 16,000 districts and field generally has focused and needs to focus on the largest districts, but we’re interested in serving all the districts with solutions like Velocity which we think can help all kids, so we need to expand our ability to reach all districts, and part of that is going to be adding to our inside force I believe.

Neil Weiner:

Okay.  Question on LAZ; what’s your rationale on making a new suite of combining Raz-Kids and LAZ, Learning A-Z Reading?

John Campbell:

Yes.  It’s really an issue of ease of use.  The reality is many, many of our customers buy both, but there are aspects to when you buy both, it not being necessarily the easiest thing to use.  I mean, it starts with simply logging on. You could end up with two different logons, but it’s far past that; just making it as easy as possible for a teacher to look at all of our resources and then very easily assign them to her kids.  When they’re two separate products, there’s a little bit of a challenge in that.  The additional thing is we actually added a lot of content to make that combined solution even better than it would be if you just bought the two solutions separately.  So really, the whole focus of that plan is how can we make it even easier for teachers to use it and use it well and have kids be successful.  That’s what it’s really about.

Neil Weiner:

So you intend to market that as a suite as opposed to two standalone products going forward?

John Campbell:

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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I would say both.  We’ll still allow people to buy them separately, but when they buy them together, they’ll have a much better experience.

Neil Weiner:

Okay.  One last thing.  I don’t know if I heard it correctly, but did you say that in ExploreLearning that you’ll have a new Reflex product in ’18, not 2017, you said?  Has that been pushed back?

John Campbell:

You are correct.  It’s been pushed back.  We continue to have it in alpha and beta and we’re making changes, and I wanted to give a more accurate date to when it will be released.

Neil Weiner:

Okay.  Thanks.

Operator:

Thank you.  Our next question comes from AJ Guido from GoldenTree Asset.  Your line is open.

AJ Guido:

Hi John.  Hi Barbara.  Thanks for taking my question.  I had a question on just the LAZ growth in the second quarter of 28%.  Was that a function more of new products, just more penetration or price, or is there any way you can kind of break down where you saw the 28%?

John Campbell:

Yes.  A little bit of it, it’s opinion, so you could say it’s all those things.  But honestly, I think the biggest issue for LAZ continues to be penetration.  When we’re in approximately 17.5% of the classrooms, there’s a lot of opportunity to continue to grow and so we will do that largely by penetration.  Having said that, there’s lots of factors.  Certainly we had the price increase.  Certainly we’re doing more internationally.  So there’s a lot of pieces that fit into it, but I think when you look at either the second quarter or you look at the third quarter or you look at the fourth quarter, the story for LAZ will continue to be a story of penetration.  We’re in 17.5% of the classrooms with the most penetrative product.  That’s Reading A-Z.  All the other products that Learning A-Z sells has far less penetration.  I mean, think about Headsprout that has 2% penetration.  So my view, whenever you ask a question about Learning A-Z, particularly how did it grow or how will it grow, the answer’s almost always penetration.

AJ Guido:

When you look at sales and marketing expense for the quarter and then you kind of look at the segment data, and it looks like a lot of that may have been focused towards Learning A-Z, is that just a function of hiring salespeople that need to ramp up, or just if you can comment—the operating expenses that Learning A-Z seemed to have gone up $1.4 million for the quarter.  Is that all salespeople or is there something else going on?

Barbara Benson:

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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AJ, yes, as we had said at the beginning of the year, we definitely anticipate increases in cost at Learning A-Z, making investments in development, marketing, and sales to fuel the growth.  When you look at the expenses period-over-period and look at them more linearly, and we are adding a lot of those sales folks and marketing folks at the beginning of the year to prepare for the back-to-school season and ramp up, so you’re reading that correctly.  We have made investments in those areas.

AJ Guido:

Okay.  Then just one question on ExploreLearning.  I know you had commented on it, but you’re up 40% for the year.  You’re probably one-third of the year in, I guess, in terms of orders, and you’re keeping guidance the same at 10% to 20%.  Is that just you have a lot of big deals that could go either way or are you expecting that things will really slow down there for the second half?

Barbara Benson:

We definitely had an outsized Q1 due to the delays from Q4 2015 into Q1 2016 and I think that the year looks good.  I think we’re really being a little bit cautious leaving the range the same, just because the biggest quarters are still—the biggest months are still ahead of us.  Last year, ExploreLearning, was particularly seasonal.  They had about 50% of their sales in the third quarter, so it’s a particularly large quarter for ExploreLearning and we really want to let that play out before we refine the guidance.

AJ Guido:

Okay.  All right.  Thanks guys.

John Campbell:

Thank you.

Operator:

Thank you.  Again, ladies and gentlemen, if you have a question at this time, please press star and one.

Our next question comes from Erik Jacobsen from Hudson Wealth Management.  Your line is open.

Erik Jacobsen:

Thank you.  I just want to understand this correctly.  Raz-Plus is basically replacing the blended reading collection?

John Campbell:

I don’t know if replace is the right word, but yes, it’s very similar.

Erik Jacobsen:

Okay.  Then the pricing is similar as well?

John Campbell:

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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I think we’re—go ahead.  I’m sorry.  What was your question?

Erik Jacobsen:

I was saying, and the pricing is going to be similar as well?

John Campbell:

Yes.

Erik Jacobsen:

Okay.  Do you want to expand on that a little bit?  Is that my understanding—

John Campbell:

There’s some value to school districts for it to be a single SKU, and we’re just trying to figure out the best ways to make it easier for them.  That’s one aspect.  The second aspect is by having it be one product, we can make it easier to use for the teacher rather than jumping between two separate websites that are not connected well.

Erik Jacobsen:

Okay.  I understand that one of the issues this Company had in the past was that R&D was—there was an underinvestment in R&D by the previous management team and you guys have corrected that.  When you look out over the next two to three years, do you think that the absolute dollar figure you’re currently spending on R&D, kind of including capex, will be similar to 2016, or is further investment needed above and beyond that?

Barbara Benson:

So first, just to clarify, when we said underinvestment, we were really speaking specifically to Voyager Sopris Learning and the types of investments and the movement to a more technology-enabled strategy.  We do feel like we’ve made great strides in the past two or three years correcting that and getting the products that we feel make up the best portfolio for that segment.  Overall though, we believe that capital expenditures and product development and keeping current with market and making refreshes is the lifeblood of the business and so we do anticipate that we would continue to make significant investments.  I would anticipate, though, that as the Bookings grow, that that capex investment becomes a smaller percentage of overall Bookings.

Erik Jacobsen:

Okay.  Thank you.

Operator:

Thank you.  This concludes today’s Q&A session.  I would now like to turn the call back over to Mr. Campbell for closing remarks.

John Campbell:

Cambium Learning Group, Inc. – 2Q 2016 Earnings Conference Call, August 11, 2016

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Well, thanks again everyone for joining us on our call today.  We will be appearing at fall conferences including the Drexel Hamilton Conference and the BMO Back-to-School Conference, and we look forward to reporting our third quarter results on our next call.  Thank you.

Operator:

Ladies and gentlemen, thank you for participating in today’s conference.  This does conclude the program and you may all disconnect.  Everyone, have a great day.